Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-192459, File No. 333-196565 and File No.333-212528) and Form S-3 (File No. 333-206106) of Surgical Care Affiliates, Inc. of our report dated February 21, 2017 relating to the consolidated financial statements of BSC Holdings, LLC which appears in this Form 10-K.

/s/ Warren Averett, LLC

Birmingham, Alabama

February 21, 2017